FIRST UNITED CORPORATION ANNOUNCES FIRST
QUARTER EARNINGS

OAKLAND, MARYLAND—May 14, 2007: First United Corporation (Nasdaq: FUNC), a financial holding company and the parent company of First United Bank & Trust, announces net income for the quarter ended March 31, 2007 of $2.06 million ($.34 earnings per share) compared to $2.81 million ($.46 earnings per share) for the first quarter of 2006, a 26.69% decrease. The decrease in net income resulted from a one-time charge of approximately $1.5 million related to a restructuring of the investment portfolio. Excluding this charge, net income was $3.1 million, or $.51 per share.

For the three-month period ended March 31, 2007, the Corporation’s annualized return on average assets and average shareholders’ equity were .62% and 8.43%, respectively, compared to .87% and 12.12%, respectively, for the same period in 2006.

Total assets were $1.37 billion at March 31, 2007, a $20 million increase from $1.35 billion at December 31, 2006.

Gross loans and leases were $958.1 million at March 31, 2007 compared to $963.7 million at December 31, 2006, a decrease of $5.6 million (.6%). Continued growth in residential construction loans ($1.6 million) and growth in commercial loans ($9.2 million) were offset by a decline in the residential mortgage portfolio ($5.1 million) and a decline in our installment portfolio ($11.3 million). The decline in mortgage loan growth is a result of a flat interest rate yield curve and a consumer preference for locking in fixed rate mortgage loans. The Bank has satisfied its customers’ preference in this regard through the secondary market. The decrease in installment loans is primarily attributable to a decline in the indirect loan portfolio resulting from a slower than normal economy. The declines in these portfolios negated the growth in the commercial portfolio experienced thus far in 2007.

Total deposits increased $29.2 million during the first three months of 2007 in comparison to deposits at December 31, 2006. The composition of deposits has not materially changed. Brokered certificates of deposit have increased as a result of the funding of corporate bonds for the investment leverage strategy during the first quarter of 2007. Non-interest bearing demand deposits have increased due to an increase in business checking accounts.

Comparing March 31, 2007 to December 31, 2006, shareholders’ equity increased 1.9%, from $96.9 million to $98.7 million, resulting in an increase in book value per share from $15.77 at December 31, 2006 to $16.06 at March 31, 2007. There were 6,146,443 shares of the Corporation’s common stock issued and outstanding at March 31, 2007.

Net-Interest Income

Net interest income decreased $.07 million during the first three months of 2007 over the same period in 2006, due to a $2.44 million (13%) increase in interest income offset by a $2.51 million (28%) increase in interest expense. The increase in interest income resulted from an increase in average interest-earning assets of $72.7 million (6.2%) during the first three months of 2007 when compared to the first three months of 2006. This increase is primarily attributable to the growth that we experienced in our investment portfolio during the latter half of 2006 as a result of our investment leverage strategy. The rising interest rate environment and the increase in the investment portfolio contributed to the increase in the average rate on our average earning assets of 51 basis points, from 6.57% for the first three months of 2006 to 7.08% for the first three months of 2007 (on a fully tax equivalent basis). Interest expense increased during the first three months of 2007 when compared to the same period of 2006 due to the higher interest rate environment, and an overall increase in average interest-bearing liabilities of $23.7 million. Deposits have increased in 2007 by approximately $29 million due to an increase in brokered certificates of deposit and a successful retail promotion of a nine month certificate of deposit. The combined effect of the increasing rate environment and the volume increases in our average interest-bearing liabilities resulted in an 88 basis point increase in the average rate paid on our average interest-bearing liabilities from 3.18% for the three months ended March 31, 2006 to 4.06% for the same period of 2007. The net result of the aforementioned factors was an 18 basis point decrease in the net interest margin during the first three months of 2007 to 3.39% from 3.57% when compared to the same time period of 2006. The investment leverage strategy is expected to result in increased earnings. However, it is also expected to have a negative impact on our net interest margin.

Asset Quality

The Corporation’s asset quality continues to be sound. The ratio of non-accrual loans and loans past due 90 days or more to total loans at March 31, 2007 was .41% compared to .40% at December 31, 2006. The ratio of non-accrual loans and loans past due 90 days or more to total assets at March 31, 2007 was .29% compared to .36% at December 31, 2006.

The provision for loan losses was $.2 million for the first three months of 2007, compared to a credit of $.08 million for the same period of 2006. As a result of the Corporation’s quarterly evaluation of the loan portfolio, the allowance for loan losses decreased to $6.3 million at March 31, 2007 when compared to $6.5 million at December 31, 2006. The decrease in the allowance for loan losses is due primarily to the decrease in the loan portfolio that has occurred since December 31, 2006 of $5.6 million. Management believes that the allowance at March 31, 2007 is adequate to provide for probable losses inherent in our loan portfolio.

Non-Interest Income and Non-Interest Expense

Other operating income decreased $1.2 million during the first three months of 2007 when compared to the same period of 2006. The decrease in net income resulted from a one-time charge of approximately $1.5 million related to the investment portfolio restructuring described below. Net income prior to this charge was $3.1 million, or $.51 per share. The loss was partially offset by increases in trust department income and insurance commissions and by lower operating expenses. Other operating expenses declined 3% for the first quarter of 2007 when compared to the same time periods of 2006. The decrease was due to decreased salaries and related benefits offset by a slight increase in occupancy and equipment expenses.

Investment Portfolio Restructuring

In its April 13, 2007 press release, the Corporation announced its decision to early adopt Statement of Financial Accounting Standards No. 159 “The Fair Value Option for Financial Assets and Liabilities” (“SFAS 159”) and Statement of Financial Accounting Standards No. 157 “Fair Value Measurement” (“SFAS 157”), and presented financial information related to an associated restructuring of our investment portfolio. The decision to early adopt fair value accounting was made on a basis believed to be an appropriate interpretation of SFAS 159 at that time after consulting with the Corporation’s independent registered public accounting firm. The decision to early adopt was influenced by a desire to substantially change the economic position of the investment portfolio by shifting the anticipated cash flow of the investment portfolio (from maturing securities, amortizing securities and securities subject to call) from the short-term period of six months to three years into the intermediate term of three to eight years. Since that press release was issued, informal guidance has emerged that has created confusion as to the proper interpretation of these accounting statements and caused the Corporation to re-evaluate its initial intent to early adopt them for the selected investment securities. As a result of the re-evaluation, and considering the totality of the current circumstances, the Corporation rescinded its initial early adoption of SFAS 159 and SFAS 157. Management nevertheless believes that the investment portfolio restructuring will provide long-term benefits to shareholders.

Through the restructuring, the Corporation was able to improve the investment portfolio by replacing certain securities with securities having a longer duration. To accomplish this, available-for-sale securities with a carrying value of $76.9 million were transferred to trading securities with the anticipation of selling the securities and replacing them with higher yielding investments. Management determined that the securities earmarked for sale would, if retained, have subjected earnings to higher volatility in a declining interest rate environment. As a result of transferring these securities to the trading category and our decision to rescind SFAS 159 and SFAS 157, the Corporation recognized a loss of approximately $1.5 million in earnings for the first quarter of 2007. Management expects that this loss will be partially offset during the remainder of the year by an increase in investment income expected from the restructuring and by a reduction of premium amortization. On April 11, 2007, the Corporation sold $73 million of the securities held in trading at March 31, 2007. The securities sold had an average book yield of 4.28%. The proceeds from the sale of these securities were reinvested in securities having an average book yield of approximately 5.55%. The securities purchased included government agency bonds with a longer duration than those sold as well as tax-free municipal bonds. The longer duration bonds were purchased at a discount and better position the Corporation in a declining interest rate environment by protecting against premium and reinvestment risk. The municipal bonds assist in lowering the Corporation’s effective tax rate. Over the past couple of years, management has undertaken several strategies to protect against the risk of future investment cash flow being reinvested in a lower interest rate environment. The restructuring of the investment portfolio allowed the Corporation to rebalance the portfolio and restructure the maturity schedule of the portfolio to mitigate the effects of premium and call risk and to manage future interest rate risk and effective tax yield. Management expects the restructuring to result in an on-going stream of higher interest income for shareholders and to have a positive impact on our net interest margin.

ABOUT FIRST UNITED CORPORATION

First United Corporation offers full-service banking products and services through its trust company subsidiary, First United Bank & Trust, and consumer finance products through its consumer finance subsidiaries, OakFirst Loan Center, Inc. and OakFirst Loan Center, LLC. The Corporation also offers a full range of insurance products and services to customers in its market areas through First United Insurance Group, LLC. These entities operate a network of offices throughout Garrett, Allegany, Washington, and Frederick Counties in Maryland, as well as Mineral, Hardy, Berkeley, and Monongalia Counties in West Virginia. The Corporation’s website is www.mybankfirstunited.com.

FORWARD-LOOKING STATEMENTS

This press release contains forward-looking statements as defined by the Private Securities Litigation Reform Act of 1995. Forward-looking statements do not represent historical facts, but statements about management’s beliefs, plans and objectives about the future, as well as its assumptions and judgments concerning such beliefs, plans and objections. These statements are evidenced by terms such as “anticipate,” “estimate,” “should,” “expect,” “believe,” “intend,” and similar expressions. Although these statements reflect management’s good faith beliefs and projections, they are not guarantees of future performance and they may not prove true. These projections involve risk and uncertainties that could cause actual results to differ materially from those addressed in the forward-looking statements. For a discussion of these risks and uncertainties, see the section of the periodic reports that First United Corporation files with the SEC entitled “Risk Factors”.

FIRST UNITED CORPORATION
Oakland, MD
Stock Symbol : FUNC
(Dollars in thousands, except per share data)

	Three Months Ended
	unaudited
	31-Mar	31-Mar
	2007	2006
EARNINGS SUMMARY
Interest income	$21,418	$18,977
Interest expense	$11,353	$8,840
Net interest income	$10,065	$10,137
Provision for loan and lease losses	$163	$(77)
Noninterest income	$2,361	$3,516
Noninterest expense	$9,243	$9,518
Income taxes	$959	$1,407
Net income	$2,061	$2,805
Cash dividends paid	$1,199	$1,163

	Three Months Ended
	unaudited
	31-Mar	31-Mar
	2007	2006
PER COMMON SHARE
Earnings per share
Basic/Diluted	$0.34	$0.46
Book value	$16.06	$15.25
Closing market value	$22.50	$22.83

Common shares
outstanding at period end	6,146,443	6,123,681

PERFORMANCE RATIOS (Period End annualized)
Return on average assets	0.62%	0.87%
Return on average shareholders'
equity	8.43%	12.12%
Net interest margin	3.39%	3.57%
Efficiency ratio	72.07%	67.93%

PERIOD END BALANCES	31-Mar	31-Dec	31-Mar
	2007	2006	2006

Assets	$1,368,420	$1,349,317	$1,297,793
Earning assets	$1,258,845	$1,223,822	$1,188,162
Gross loans and leases	$958,072	$963,656	$955,585
Consumer Real Estate	$370,125	$373,696	$363,218
Commercial	$417,598	$408,361	$408,446
Consumer	$170,349	$181,599	$183,921
Investment securities	$283,354	$263,272	$229,053
Total deposits	$1,000,574	$971,381	$952,745
Noninterest bearing	$108,097	$106,579	$105,322
Interest bearing	$892,477	$864,802	$847,423
Shareholders' equity	$98,683	$96,856	$93,386

CAPITAL RATIOS
Period end capital to risk-
weighted assets:
Tier 1	11.80%	11.81%	11.76%
Total	12.91%	12.95%	12.93%

ASSET QUALITY
Net charge-offs for the quarter	$350	$333	$126
Nonperforming assets: (Period End)
Nonaccrual loans	$3,252	$3,190	$3,272
Restructured loans	$519	$522	$532
Loans 90 days past due
and accruing	$701	$658	$691
Other real estate owned	$15	$23	$113
Total nonperforming assets
and past due loans	$10,385	$14,788	$10,276
Allowance for credit losses
to gross loans, at period end	0.66%	0.68%	0.65%
Nonperforming and 90 day past-due loans
to total loans, at period end	0.41%	0.40%	0.41%
Nonperforming loans and 90 day past-due
loans to total assets, at period end	0.29%	0.36%	0.31%
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